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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Teleport Communications Group Inc. (the "Company") on Form S-3 of our report dated February 21, 1997 (February 28, 1997 and March 1, 1997 as to Note 3), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 and to the reference to us under the headings "Summary Consolidated and Combined Financial and Other Operating Data"; "Selected Consolidated and Combined Financial Data"; and "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

New York, New York
October 10, 1997